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Exhibit 2.5

ARTICLES OF AMENDMENT
STATUTS DE MODIFACTION

Form 3	t, The present of the corporation is:	Denomination sociale actuelle de la societe:
Business Corporations Act Formula numbero 3 Loi Sur/es
societes par actions	z, The name of the corporation is changed to (if applicable)	Nouvelle denomination sociale de la compagnie Is il y a lieu):
	3. Date of incorporation/amalgamation:	Date de la constitution ou de la fusion:
(Day, Month, Year) (Jour, Mois, Annee)
	4. The articles of the corporation are amended as	Les statuts de la compagnie sont modifies de la facon
	follows:	suivante:
	5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act.	La modification a ete ducment autorisee conformenment A Particle 168 et, s'il y a lieu, A Particle 170 de la Loi sur les societe
	6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on resolution autorisant la modification.	Les actionnaires ou les administrateurs (le cas echeant) de la societe ont approuve la
(Day, Month, Year) (Jour, Mois, Annee)
	These articles are signed in duplicate.	Les presents status sont signes en double exemplaire.

(Name of Corporation) (Denomination sociale de la societe)
By/Par:
	(Signature) (Signature)	(Description of Office) (Fonction)

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  Exhibit 2.5
ARTICLES OF AMENDMENT STATUTS DE MODIFACTION